Exhibit 10.1

Dated June 30, 2003

VACUUMSCHMELZE GmbH & Co.KG

ADVANCED SUPERCONDUCTORS PROJECT HANAU GmbH & Co. KG

LEASE AGREEMENT

HIGHWAY

HÖLTERS & ELSING

RECHTSANWÄLTE

BERLIN .. DÜSSELDORF . FRANKFURT

Content

Commercial Lease Agreement

between

Vacuumschmelze GmbH & Co. KG
Grüner Weg 37, 63450 Hanau, Germany

-the “Landlord” -

and

Advanced Superconductors Project Hanau GmbH & Co. KG
Silberstreifen 4, 76287 Rheinstetten, Germany

-the “Tenant” -

- each of them a “Party” or jointly the “Parties” -

Section 1
Leased Property

1.1                                 The Landlord leases to the Tenant all areas which are solely related to the High Temperature Superconductor (the “HTS”) and Low Temperature Superconductor (the “LTS”) production (jointly the “HTS and LTS Business”) located on the Landlord’s premises in Josef-Bautz-Strabe (mail address: Ehrichstrabe 5), 63450 Hanau, Germany (the “Premises”) which are marked in pink on the building plan attached in Annex 1 (hereinafter referred to as “Total Leased Area”). The Total Leased Area amounts to 5,666 square meters (in words: five thousand six hundred sixty six square meters) of buildings and plants (the “Leased Buildings”) and to 80 parking spaces.

The areas on the Premises not leased to the Tenant are marked as follows:

The area solely used by the Landlord is marked in green (the “Soley Used Area”) and the area jointly used by both Parties (e.g. trafficroutes, social rooms etc.) is marked in blue (the “Common Used Area”).

1.2                                 Without limiting and notwithstanding any of the representations and warranties pursuant to Section 7 hereof the Total Leased Area shall be leased as inspected.

1.3                                 The Tenant shall use the Total Leased Area for the development and production of HTS and LTS products and any auxiliary operations of the HTS and LTS Business. Technical and organisational changes and developments of the HTS and LTS Business are admissible without the consent of the Landlord to the extent that the Tenant shall not interfere with the business of the Landlord remaining on the Premises. Any use of the Total Leased Area not belonging to the production and manufacture of superconductors is only admissible with the prior written consent of the Landlord, which shall not be unreasonably withheld.

1.4                                 Any and all kinds of noxious, smells and noises attributable to the HTS and LTS Business as it is normally conducted are hereby accepted by the Landlord.

1.5                                 The Tenant, its agents, employees, customers and suppliers shall use the Common Used Area only to access the Total Leased Area or, in the case of the Tenant and its employees, for social purposes (e.g. canteen, toilets etc.). Neither the Tenant nor its guests, employees, customers or suppliers shall enter the Solely Used Area unless specifically authorised by the Landlord.

1.6                                 All five (5) cranes which are fixed to structural parts inside the buildings on the Premises (the “Cranes”) shall remain in the ownership of the Landlord and shall be leased hereunder to the Tenant.

1.7                                 All machinery and all other assets fixed, anchored or otherwise positioned to the Leased Buildings which are assigned and transferred to the Tenant under the Sale and Purchase Agreement are only fixed, anchored or otherwise positioned to the Leased Buildings temporarily and shall not be part of the Leased Buildings within the meaning of § 94 of the German Civil Code (BGB), but shall be Scheinbestandteile within the meaning of § 95 of the German Civil Code (BGB).

Section 2

Provision of Services

2.1                                 The Landlord shall put the Tenant in a position to continue the HTS and LTS Business purchased from the Landlord on the same areas of the Premises, used by the Landlord for such HTS and LTS Business prior to the transfer of the HTS and LTS Business to the Tenant. Therefore, the Landlord itself, or through an entity designated by the Landlord, shall provide the Tenant with the following services (the “Services”):

a.                         operating, maintaining, repairing, replacing and cleaning of the Common Used Area (including all buildings, plants, sidewalks, streets, etc);

b.                        operating, maintaining, repairing, replacing and cleaning of all conduits (gas, water, electricity, ventilation, compressed air etc.) of the Total Leased Area;

c.                         electricity, gas and lighting supply to the Total Leased Area;

d.                        landscape and landscape maintenance to the Total Leased Area;

e.                         providing and disposing of water to the Total Leased Area (excluding waste water treatment);

f.                           removal of snow and ice from the Common Used Area;

g.                        providing of 24 hour security on the Premises;

h.                        operating, maintaining, repairing, replacing and cleaning of the Cranes.

2.2                                 In order to ensure the provision of the Services to the Tenant, the Landlord is entitled to conclude contracts with reputable service companies (the “Service Contracts”). With respect to the Services pursuant to Section 2.1 lit g any service company shall be disclosed to the Tenant prior to entering into a Service Contract.

2.3                                 With respect to the use of the Cranes, the Landlord and the Tenant shall mutually agree on a adequate use of the Cranes by both Parties on the basis of the availability and the scope and form of use during the last 6 month immediately prior to the commencement of this Agreement.

Section 3
Term and Termination

3.1                                 Term

3.1.1                        This Agreement shall enter into force upon the consummation of the transaction with regard to the HTS and LTS Business contemplated in the Sale and Purchase Agreement entered into between the Parties on the date hereof

3.1.2                        The term of this Agreement shall be for a fixed period ending on December 31st, 2007 (the “Base Term”). Subject to and upon written notice (the “Extension Notice”) to the Landlord, the Tenant shall be entitled to extend the term for another fixed period of five years ending on December 31st, 2012 (the “Extended Term”). The Extension Notice shall be sent to the Landlord not later than 12 months prior to the end of the Base Term. In this case the Parties shall mutually agree on a rent adjustment. If no Extension Notice is sent in due time this agreement shall be terminated by either Party giving a written six months notice to the end of a calendar year, for the first time to December 31st 2007. If this Agreement is not terminated without cause by either Party subject to a notice period of 12 months to the end of the Extended Term, the Agreement shall continue for a further period of three years and thereafter for further periods of three years each, until a notice is given, satisfying a twelve months notice period to the end of the Agreement’s extension. In each case of an extension of this Agreement the Parties shall mutually agree on a rent adjustment. If the Parties cannot agree on a rent adjustment, each Party shall be entitled to request the appointment of an expert arbitrator by the President of the Chamber of Commerce of Frankfurt am Main, who shall decide at his/her own discretion on any adjustment of the rent and whose decision shall be final and binding on both Parties..

3.2                                 Termination for Cause by the Landlord

The Landlord may terminate this Agreement with immediate effect for good cause (Kündigung aus wichtigem Grund). Good cause permitting a termination without notice shall be, without this list being deemed exhaustive, if:

3.2.1                        the Tenant is more than two consecutive months is arrears with the payment of the rent or with payments equalling two months rent, or if within a calendar year on at least three occasions it is more than ten calendar days in arrears with such payments and has been warned in writing; advance payments for service charge and the statutory value added tax shall be deemed to be components of the rent for the purpose of this clause;

3.2.2                        despite a written warning from the Landlord, the Tenant:

a.               commits a substantial breach of this Agreement;

b.              substantially violates the rights of the Landlord or other tenants in any other way;

c.               is in breach of its obligation under Section 1.3 of this Agreement;

d.              subject to Section 18 transfers possession of the Total Leased Area to a third party without written consent of the Landlord; or

e.               does not provide the security within the time limits as defined in Section 8.1;

3.2.3                        the Tenant suspends its payment;

3.2.4                        the Tenant does not pay the insurance premiums according to Section 15.

3.3                                 Termination for Cause by Tenant

The Tenant may terminate this Agreement with immediate effect for good cause (Kündigung aus wichtigem Grund). Good cause permitting a termination without notice shall be, without this list being deemed exhaustive, if:

3.3.1                        the Landlord is in breach of an essential contractual obligation (Kardinalpflichten);

3.3.2                        the Landlord refuses to consent to any installations by the Tenant pursuant to Section 9.1 if such refusal would cause a substantial impairment or disadvantage to the HTS and LTS Business or the contractual use of the Total Leased Area;

3.3.3                        despite a written warning from the Tenant, the Landlord or any of the Landlord’s tenants continues to substantially violate the rights of the Tenant hereunder by conduction any business on the Soley Used Area;

3.3.4                        The Service Agreement is terminated by whatever reason.

3.4                                 Liability

3.4.1                        In the event of a premature termination of the Agreement in accordance with Section 3.2.1 to 3.2.4, the Tenant shall be liable for the loss of rent, service charge and other services during the originally envisaged Term as well as for any other damages which the Landlord suffers as a result of the premature termination of this Agreement, notwithstanding the Landlord’s right to other penalties or interest. In case the Landlord leases the Total Leased Area within the originally envisaged Term to a third party the amount payable by the Tenant to the Landlord pursuant to sentence I above shall be reduced by the rent and service charge payable to the Landlord by this third party. The same shall apply accordingly if the Landlord or any of its affiliates uses the Total Leased Area within the originally envisaged Term.

3.4.2                      In the event of a premature termination of the Agreement in accordance with Section 3.3.1 to 3.3.4, the Landlord shall be liable for any and all losses or damages incurred by the Tenant as a result of the premature termination of this Agreement, notwithstanding the Tenant’s right to other penalties or interest.

3.5                                 No Extension

The expiry of the Term of this Agreement shall be authoritative and binding even if the Tenant continues to use the Total Leased Area; contrary to § 545 German Civil Code (BGB) the Agreement shall then not be deemed to be extended for an indefinite period of time.

Section 4
Rent

4.1                                 The rent (Mietzins) per square meter shall amount to € 5.50 (in words: five Euros and fifty Cents) per month plus value-added tax (the “VAT”) and is charged on the square meters of the Leased Buildings (the “Building Rent”). The rent for the Parking Spaces shall amount to € 15,00 (in words: fifteen Euros) plus VAT per month and per Parking Space (the “Parking Space Rent”). On the basis of 5,666 square meters of Leased Buildings and 80 Parking Spaces, the total Rent amounts to

€ 32,363.00 (in words: Euros thirty two thousand three hundred sixty three) plus VAT and plus adequate insurance fee per month (the “Total Rent”). The insurance fee shall be calculated on a pro rata basis of the spuare meters of the Premises used by the Tenant and the Landlord based on the respective Landlord’s insurance policy for the Premises.

4.2                                 This Total Rent shall include all the Services listed in a, b, d, f, g and h of Section 2 and the costs for exterior lighting (Aubenbeleuchtung) on the Total Leased Area and the Common Used Area.

Section 5
Service Charges

5.1                                 Charges

The Landlord shall charge to the Tenant, and the Tenant shall pay to the Landlord any and all charges, fees, expenses, costs, quotas and taxes pertaining or connected to the Services set out in Section 2.1 c and e (the “Service Charge”), provided the Service Charge is calculated on a reasonable basis taking into account reasonable and evidenced costs of the Landlord, which are directly related to the Services. The Service Charge shall be due in addition to the payment of Rent.

5.2                                 Other Charges

5.2.1                        The Tenant shall pay directly to the competent offices and authorities all other charges, taxes, duties and imposts directly attributable to the Total Leased Area (the “Other Charges”).

5.2.2                        On demand, the Tenant shall provide to the Landlord sufficient evidence of payment of the above imposts, taxes, duties and charges.

5.3                                 Budget and Statement of Service Charge

5.3.1                        The Tenant shall be provided with an estimate (subject to increase or decrease) of the Service Charge due for the first year and hereby accepts the estimate as being subject to any well founded increase or decrease.

5.3.2        The Landlord shall keep appropriate invoices, records and documentation with respect to the Service Charge.

5.3.3                        As soon as practicable after the end of each calendar year, but in no event later than September 30th of each following year for the preceding year, the Landlord shall provide the Tenant with a statement of the total Service Charge (the “Statement”).

5.3.4                        The invoices, records and documentation pertaining to the Statement will be available for a period of one month after provision of the Statement for inspection during normal business hours at the offices of the Landlord. Insofar as it affects the Service Charge, the Tenant may challenge the Statement by written notice (“Challenging Notice”). Such notice must be given within one month after receipt of the relevant Statement. In the absence of a timely challenge, the Statement shall be deemed accepted, and the Tenant shall be deemed to have waived any claim with regard thereto (“Final Statement”).

5.3.5                        Any dispute between the Landlord and the Tenant concerning the Statement shall be determined by an expert whose decision shall be final and binding on the Parties, provided that the Parties find no mutual agreement within 30 days of the receipt of the Challenging Notice issued by the Landlord.

5.3.6                        Unless the Landlord and the Tenant agree upon the identity of the expert, each Party may apply for an expert to be appointed by the president of the Institute of Accountants (Institut der Wirtschaftsprüfer e. V.) of Düsseldorf. Such expert must hold the position of a partner of PriceWaterhouseCoopers or of an international accounting firm with a similar reputation. The expert shall be entitled to ask the Landlord and/or Tenant to provide additional documents and information if he considers those submitted under this Agreement to be insufficient. The expert must allow the Landlord and the Tenant to make representations and counter representations. The expert shall issue his decision (also regarding the costs of this procedure) within 60 days after his appointment. If the expert cannot or does not issue the decision within sixty (60) days of the appointment, the appointment procedure outlined above is to be repeated, unless the Parties otherwise agree.

5.4           Additional Costs

The Service Charge relates to the costs of the Services pursuant to Section 2.1 c and e and Section 5.2. The Landlord shall be entitled to apportion to the

Tenant newly introduced rates, levies and other charges which directly arise from the Tenant’s use of the Total Leased Area, including those introduced retroactively, as from the time they arise.

5.5                                 Excluded Costs

The costs of maintenance (Instandhaltung) and repairs (Instandsetzung) of roofs, (including roof windows) external walls including facades, load-bearing walls and other structural parts (Dach und Fach) of the Total Leased Area shall not form part of the chargeable Service Charge. Such costs shall be borne by the Landlord.

Section 6
Payment by the Tenant

6.1.          Payment of Base Rent

The Total Rent shall be payable in advanced monthly instalments due on the third working day of each month (the “Total Rent Payment Day”).

6.2           Payment of Service Charge

6.2.1        The Tenant shall pay the Service Charge in advanced monthly instalments on the Total Rent Payment Day.

6.2.2                        In the event of exceptional but evidenced unbudgeted expenditures with respect to the Services pursuant to Section 2.1 c and e that cannot be delayed and for which there are insufficient funds in the Service Charge account, the Landlord may request an exceptional payment on account of the Service Charge which the Tenant shall pay on demand and without claiming any exception. Such exceptional payments shall be payable within 10 working days.

6.2.3                        if, pursuant to the Statement, the total payments made on account of the Service Charge during the relevant year are less than the Service Charge actually due, the Tenant must, within one month of issue of the Statement becoming final, pay any outstanding balance to the Landlord. If the Statement is subsequently corrected, for example pursuant to Section 5.3.4 and Section 5.3.5 above, any resulting difference has to be paid by the Tenant within one (1) month after the correction of the Statement.

6.2.4                        If, pursuant to the Statement, the total payment made exceeds the Service Charge actually due, the Landlord will repay the exceeding amount within one (1) month to the Tenant.

6.2.5                        For the avoidance of doubt, the Tenant may not refuse or delay payment of the Service Charge for reasons not wanting, needing or requiring some or all of the Services.

6.3                                 Direct Debit

The Total Rent and the Service Charge shall be paid to the Landlord by way of Einzugsermächtigung (i.e. authorisation by the Tenant that the Landlord may withdraw the amounts due from the Tenant’s account — direct debit).

6.4                                 Right of Allocation

If the payments made by the Tenant do not satisfy the respective accounts receivable of the Landlord to its integrity, they shall be credited first against the non-enforceable and non-pending liabilities and then against the legally enforceable liabilities. They shall apply first to the older and then to the more recent liabilities as the Landlord at its sole and only discretion shall decide. The allocation made by the Landlord shall be notified to the Tenant in writing.

6.5                                 Right of Redefinition of Advanced Service Charge

The Landlord may redefine the advanced Service Charge if the Landlord provides reasonable proof that the advance payments do not cover the expenditures.

6.6                                 Coverage of Costs

The allocation of payments made by the Landlord shall cover all costs charged to the Landlord during the respective turnover period. Any invoices received subsequently for previous periods of settlement shall be taken into account at the following settlement however, any invoices pertaining to any times prior to the commencement of this Agreement will not be taken into account. If this Agreement begins or ends during a calendar month, the Tenant shall bear the costs on a pro rata temporis basis.

6.7          Interest

In the event of any late or unpaid amount due under this Agreement, the Landlord shall be entitled to charge interest in arrears at a rate of 500 basis points above the three month EURIBOR rate (the “Interest”). Interest will accrue from the date of late payment, however in the case of a breach of the Tenant’s duties under this Agreement (excluding the Tenant’s duty to pay the rent). Interest will only accrue after a written notice of the Landlord to the Tenant concerning the breach. Interest shall be due to the Landlord, on any late or unpaid amount in addition to other rights and remedies provided for in this Agreement.

6.8          Set-Off, Retention Right

The Tenant may assert a set-off or retention right with regard to the Rent and/or the Service Charge or other claims of the Landlord under this Agreement only in respect of an uncontested claim, a claim for which a decision upholding the claim is forthcoming (entscheidungsreif) or a claim already established in a legally binding manner.

6.9          Value Added Tax

All amounts to be paid by the Tenant to the Landlord under this Agreement shall be subject to VAT at the respective statutory rate.

Section 7
Representations and Warranties

The Landlord herewith represents and warrants that:

7.1                               the Total Leased Area can be used by the Tenant for the superconductor production as mentioned in the Information Memorandum free from any disturbances by the Landlord, its employees, customers and suppliers, in particular the business of the Landlord on the Soley Used Area will not interfere with the contractual use of the Total Used Area.

7.2                                 the Landlord is the legal owner of the Total Leased Area and no third party rights, liens or other encumbrances of whatsoever kind exist which could infringe the contractual use of the Total Leased Area by the Tenant;

7.3                                 the Total Leased Area covers all areas and buildings of the Premises required for the HTS and LTS Business as it was performed by the Landlord prior to the date hereof, with the exception of these areas on which services are rendered to the Tenant under the Service Agreement,; and

7.4                                 the Total Leased Area and all buildings, including without limitation all conduits, energy supply, doors, locks, windows, shutters, blinds, heating meters, laps and lavatories, are in a reasonable condition sufficient to continue and perform the HTS and LTS Business without any impairment.

Section 8
Security

8.1          Guarantee

Upon the entering into force of this Agreement, the Tenant shall provide the Landlord with security (the “Security”) serving the entire Term, and in the amount of € 97,089.00 (in words: Euros ninety seven thousand eighty nine) (three times Total Rent net). The Security shall be lodged as an unconditional, irrevocable and directly enforceable (selbstschuldnerische) first call guarantee provided by a reputable German bank or a German savings bank under public law. The guarantee must exclude the possibility that the guarantor bank can fulfil its obligation by way of deposit with a court. The guarantee, throughout its term of validity, must exclude the right of the Tenant to raise the argument that the claim is barred by statute of limitations.

8.2          Use of Security

8.2.1                        The Landlord shall be entitled to call upon the Security in respect of all claims pertaining to the Lease and this Agreement against the Tenant. The Security shall also cover claims by the Landlord after the end of this Agreement, e.g. for loss of Rent, claims for damages, Interest or costs of legal action caused by any unauthorised late vacation of the Total Leased Area by the Tenant at the end of this Agreement.

8.2.2                        Insofar as the Landlord makes use of the Security during the term of this Agreement, the Tenant shall be obliged to increase it again to the agreed amount. If the Tenant does not replenish the Security to the agreed amount within two months, the Landlord shall be entitled to terminate this Agreement without notice (Section 3.2.2.e).

8.3                                 Duration of Security

8.3.1                        The Landlord shall be obliged to return the Security three months after the end of this Agreement provided that the Tenant has:

a.                                       vacated the Total Leased Area,

b.                                      paid to the Landlord all sums due under this Agreement, including all costs, damages, indemnities, etc., and

c.                                       settled any other outstanding claims with respect to this Agreement from the Landlord.

8.3.2                        If at the end of this Agreement a Statement of the Service Charge still remains to be calculated, the Landlord shall be entitled to retain an appropriate part of the Security, at least, however, four times the amount to be paid pursuant to Section 6.2.1, until payment is made.

Section 9
Rebuildings by the Tenant/ Advertising Boards

9.1           Changes to and in the Total Leased Area, in particular conversions, fittings, installations and similar, require prior written consent of the Landlord. Before installing machines, heavy objects or other systems which have a material impact on the structural integrity of the Total Leased Area, the Tenant shall require the Landlord’s prior written consent thereto, which shall not be withheld without reason.

9.2                                 Gas and electrical appliances shall only be connected to the existing mains in accordance with their capacity. Additional appliances shall only be installed with the Landlord’s prior written consent. The consent can be refused, if the capacity of the existing mains would be overloaded and the Tenant refuses to bear the costs of the necessary alterations to the mains.

9.3                                 The use of outside walls for advertising purposes, including the design of such external advertising, requires the consent of the Landlord. The Tenant may mount a plaque on each of the facilities’ advertising boards for this purpose. The Tenant may furthermore mount a plaque with Highway’s label and company name at each entrance of the Premises and at each of the buildings of the Total Leased Area.

9.4                                 Subject to Section 2.1 the Tenant must comply with its legal duties of care imposed on it in relation to the Total Leased Area, the access routes to the property and the public roads in front of the property. Upon termination notice by either Party the Tenant shall be entitled to amend the plaques by a reference to the new address of the Tenant. Such plaques shall remain mounted for a period of six months following the expiration of this Agreement. Upon termination of the lease and expiration of the six month period following the termination, the Tenant shall remove all plaques and advertisements and remedy any damage resulting from the mounting of the advertisement or the removal of such advertisement.

Section 10
Utility Supplies

10.1                    Changes

Changes to the energy supply (in particular a change to the current voltage) as a result of force majeure, order by an authority or other impossibility for which the Landlord is not responsible, shall not entitle the Tenant to claim damages against the Landlord.

10.2                         Disturbance / Interruptions

If utility supplies of any kind are temporarily disturbed or interrupted, the Tenant shall have no right to reduce the Rent or Service Charge or to claim damages from the Landlord unless the Tenant proves a default of the Landlord. The Landlord hereby assigns any claims which it may have against the utility supplier to the Tenant, in respect of loss suffered by the Tenant.

Section 11
Maintenance, Repairs and Decorative Repairs

11.1                         Tenant’s Obligations

The Tenant shall ensure, that the Total Leased Areas are adequately cleaned, aired and heated, and shall treat the Total Leased Areas and the systems and equipment installed therein with due care and keep them free of vermin.

11.2                         Decorative Repairs

The Tenant shall, at his own expense, carry out at reasonable intervals all decorative repairs (wallpapering, painting or whitewashing the walls and ceilings, painting the floors, the radiators including the heating pipes, the interior doors as well as the windows and external doors from the inside, except for any roof windows) inside the Total Leased Area. In addition, the Tenant shall maintain and repair the following objects to the extent they are in his direct control, in particular, window and door locks, locking mechanisms on the shutters, the blinds, the lighting and doorbell system, the heating meters, the locks, the taps, the lavatory flusher, the basin and drain, the boilers, the stove, and replace all damaged window panes and display window panes, unless the Tenant shows that he was not responsible for the damage pursuant to Section 13.

11.3         Substitution Rights

If, despite a written request of the Landlord at least fourteen days in advance, the Tenant fails to meet its above mentioned obligations within reasonable time limits, the Landlord shall be entitled to have the necessary work carried out at the Tenant’s costs. In the event of imminent danger it shall not be necessary to provide for a time limit.

11.4                         Landlord’s Obligation

In addition to its obligations pursuant to Section 2, it is the responsibility of the Landlord to maintain (Instandhaltung) and repair (Instandsetzung) at its own costs the structural parts (Dach, Fach and Fassade) and the landscape of the Total Leased Area, in particular external walls including facades, roofs, roof windows, load bearing walls, sidewalks and streets. To the extent the Tenant is responsible for the maintenance of windows and door facilities they do not form part of the structural parts (Duch, Fach and Fassade) of the Total Leased Area within the meaning of this provision.

11.5                           In principle, the Landlord shall be responsible for all maintenance, repairs and cleaning outside the Total Leased Area and the Tenant shall be responsible for all maintenance, repairs and cleaning inside the Total Leased Area. However, this shall not apply and the Landlord shall be fully responsible for any objects, their maintenance, repair and cleaning and functioning pertaining to the Services pursuant to Section 2, in particular the conduits up to the connection with the machinery or other equipment and the Cranes.

Section 12
Improvements and Structural Alterations by the Landlord

12.1                         Improvements and Structural Alterations

12.1.1                  The Landlord may carry out necessary improvements and necessary structural alterations for the extension or completion of the Total Leased Area, for preventing imminent danger or for the repair of defects or damage, even without the consent of the Tenant. The Landlord shall inform the Tenant, insofar as possible if the Tenant is to be affected, ten (10) business days prior to the execution of such work, unless in case of an emergency. In any case the Tenant shall agree on any work, if such work may impair the contractual use of the Total Leased Area, except for cases of an emergency.

12.1.2                The Landlord may also carry out appropriate improvements and appropriate structural alterations for the extension or completion of the Total Leased Area and for the preservation or modernisation of the Total Leased Area subject to the prior written consent of the Tenant, which shall not be unreasonably withheld. In such case, the Landlord will inform the Tenant of the intended work and the foreseeable impairments to the contractual use of the Total Leased Area within a reasonable notice period of at least ten (10) business days. The Landlord and the Tenant shall agree on the way the appropriate improvements or alterations will be executed. Any impairment of the contractual use of the Total Leased Area shall be avoided as far as possible.

12.1.3                The Tenant shall keep the parts of the Total Leased Area which are concerned by such work accessible. The Tenant shall not impair the performance of the work and the Landlord shall organise and perform any such work so as to minimize the disruption to the Total Leased Area. Any nuisance arising from the aforementioned work, in particular odour, soiling, noise and reduction of the amount of light or air enjoyed by the Total Leased Area shall be tolerated by the Tenant without compensation. However, the right to reduction pursuant to Section 12.2 remains applicable.

12.2        Right to Reduction of Rent or Service Charge

The Tenant may only reduce the Rent or Service Charge if the work significantly impairs the contractual use of the Total Leased Area.

Section 13
Liability of the Tenant

13.1        Damage caused to the Total Leased Area or Third Party Property

The Tenant shall be liable towards the Landlord for all damage wilfully or negligently caused to the Total Leased Area or the Landlord’s or third party’s property by the Tenant, its agents and/or employees as well as the craftsmen commissioned by it, its suppliers and/or other persons in relationship with it. It shall, in particular, be liable for damage caused by improper handling of high-voltage and low-voltage facilities, to the toilet, sanitary, sprinkler and heating systems, the Cranes, by failure to comply with fire prevention regulations or to fulfil other obligations incumbent upon it (lighting, etc.).

13.2                         Remedy

The Tenant shall remedy the damage for which it is responsible in accordance with the foregoing Subsection 13.1 without delay. If it fails to fulfil this obligation despite a written reminder specifying a reasonable period of time determined by the Landlord, the Landlord may have the necessary work being carried out at the expense of the Tenant. If such damage causes imminent danger or if the Tenant cannot be contacted, it shall not be necessary to send a reminder or to allow an additional period of time.

13.3                         Information Obligation

Insofar as the Landlord is responsible for the repair of defects or damage in the Total Leased Area, the Tenant shall inform the Landlord without delay (unverzüglich). The Tenant shall be liable for any more extensive damage caused as a result of delayed notification.

13.4                         Safeguard Traffic (Verkehrssicherungspflicht)

The lease is subject to the duty to safeguard traffic (Verkehrssicherungspflicht) within the Total Leased Area in accordance with the general legal provisions. The Tenant is, in particular, obliged to safeguard traffic against damage to the health, life, property and other possessions of the Landlord, its employees and representatives and of third persons that enter the Total Leased Area within its responsibility for the buildings and landscape of the Total Leased Area according to Section 11. The Tenant shall hold harmless, free and indemnify the Landlord against claims by third parties in this respect. According to the responsibility of the Landlord pursuant to Section 11.4 the Landlord is obliged to safeguard traffic against damage to health, life, property and other rights of the Tenant, its employees and representatives and of third persons that enter the Total Leased Area.

13.5                         Escape Routes

Traffic and escape routes shall be kept permanently free. No objects may be stored or otherwise placed on the Premises outside the Total Leased Area.

Section 14

Liability of the Landlord

14.1                           Liability Standard

The Landlord shall only be liable (“Liability Standard”) for damage caused to the Tenant, its employees, agents, suppliers, customers and other representatives to the extent that the Landlord:

a.               has caused such damage as a result of wrongful intent or gross negligence; or

b.              has caused injury to life, body, or health; or

c.               is in breach of an essential contractual obligation (Kardinalpflicht) or of an repreentation and warranty pursuant to Section 7 hereof; or

d.              is liable according to compulsory law.

14.2                           Defects of the Total Leased Area

The Tenant may only assert damage claims in respect of defects of the Total Leased Area if the damage or impairment is substantial and has been caused by the Landlord pursuant to the Liability Standard. Notwithstanding the aforementioned, any rights of the Tenant pursuant to § 536 of the German Civil Code shall remain effective.

14.3                           External Influences

The Tenant may only assert damage claims in respect of external influences created by third parties, such as excavations, street closings, noise, odour and dust nuisances irrespective of their extent, if the Landlord is responsible pursuant to the Liability Standard.

14.4                           Other Liability

The liability of the Landlord is also excluded for damages resulting from causes such as fire, smoke, soot, snow, water, dry rot and humidity, unless the Landlord is responsible pursuant to the Liability Standard and if the Landlord has not rectified such defects within a reasonable time after timely notification by the Tenant. The same shall apply for other direct or indirect consequences, in particular resulting form malfunctions or defect operation of the technical devices of the buildings.

14.5                           Third Parties

14.5.1                Liability against Third Parties

The Landlord is liable for loss or damage suffered by third parties (excluding employees or visitors of the Tenant, and its suppliers and customers) whether directly or indirectly only in accordance with the relevant statutory provisions. This applies also if the affected third party has a contractual and/or quasi-contractual relationship with the Tenant.

14.5.1                Damage caused to the Highway Business or third party property

Not with standing the aforementioned, the Landlord shall with respect to its business conducted on the Soley Used Area (presently the business of Rascherstarrung) be liable towards the Tenant for all damage wilfully or negligently caused to Highway or Highway’s or third party’s property by the Rascherstarrung Business, the agents, employees and craftsmen commissioned by this business and suppliers and customers in relation with this business.

14.6                           Limitations

14.6.1                For breaches of an essential contractual obligation (Kardinalpflicht) and/or violations of life, body or health, by the Landlord, its executive body (Organe) and/or its employees (Leitende Angestellte) due to simple negligence (einfache Fahrlässigkeit), the liability of the Landlord is limited to the typical and foreseeable damage. This limitation of liability to the typical and foreseeable damage also applies for negligent (Fahrlässigkeit) breaches of an essential contractual obligation (Kardinalpflicht) and damages caused gross negligently (grobe Fahrlässigkeit) by any other of the auxiliary persons (Erfüllungsgehilfen) of the Landlord.

14.6.2                The Landlord shall only be liable pursuant to the Liability Standard with respect to the proper selection and/or possible necessary surveillance of employees engaged by the Landlord, which are not senior employees of the Landlord.

14.7                           Applicability

All exclusions or limitations of liability set out above or otherwise in this Agreement in favour of the Landlord shall also apply in favour of the employees and advisors engaged by the Landlord. Exclusions of liability contained in this Agreement going beyond this remain unaffected by the above provisions.

Section 15

Insurances

15.1                           The Landlord will effect appropriate insurance coverage in respect of the premises and charge the Tenant the premium accordingly.

15.2                           The Tenant shall insure the contents of the Total Leased Area except for such contents falling within the responsibility of the Landlord, in particular any object pertaining to the Services hereunder or pursuant to the Service Framework Agreement.

Section 16

Return of the Total Leased Area

16.1                           At the end of this Agreement, the Tenant shall return the Total Leased Area to the Landlord in the same condition as it was at the commencement of this Agreement. The Tenant shall remove all objects in the Total Leased Area, to the extent that they are not owned by the Landlord. The Tenant shall remove all damages which are caused by the Tenant during the lease or by the removal of its objects.

16.2                           If the Tenant does not carry out the work necessary pursuant to Section 16.1 by the end of this Agreement the Landlord can, after having set a reasonable deadline, carry out such work at the cost of the Tenant. In such case, the Tenant shall be liable for the costs which arise for the Landlord as a result of the delayed completion of the work (in particular the loss of Rent and Service Charge).

Section 17

Rights of Access

17.1                           The Landlord and its representatives may enter the Total Leased Area during normal business hours at any time for inspection on not less than forty-eight (48) hours’ notice, unless otherwise stated in this Agreement, causing as little disturbance as practicable.

17.2                           In case of emergency, the Tenant shall ensure that access to the Total Leased Area will also be possible outside the normal business hours and in its absence (e.g. by making available a sealed key to the Landlord). If such key is not made available, the Total Leased Area may be entered in an appropriate manner in the event of emergency. The person entering the Total Leased Area is to cause as little damage and disturbance as practicable, however the costs associated with any damage caused by such access shall be borne by the Tenant. The Landlord shall take reasonable measures that any person entering the Total Leased Area according to this provision shall keep any information regarding the HTS and LTS Business strictly confidential.

17.3                           The Tenant must allow access to all the Landlord’s plant and equipment within the Total Leased Area for maintenance purposes, at all reasonable times.

17.4                           The Tenant, its representatives and/or employees shall not have the right to enter the areas on the Premises which are not part of the Total Leased Area or Common Used Area, except as otherwise agreed between the Tenant and the Landlord or if required to access to the canteen.

Section 18

Subletting and Legal Successors of Tenant

18.1                           Subletting

Subletting of the Total Leased Area or any other transfer of possession for use to a third party is only permitted with the prior written consent of the Landlord, which shall not be unreasonably withheld. Section 540 para. (1) sentence 2 German Civil Code (BGB) does not apply.

18.2                           Change in Corporate Structure

The Tenant shall inform the Landlord in reasonable time of the following changes:

a.               if the Tenant is a partnership, a change, whether directly or indirectly, of a personally liable partner or of its legal form;

b.              if the Tenant is a sole proprietorship, a change of the proprietor; and

c.               if the Tenant is a corporation, a change with respect to one or more shareholder(s) as compared to the structure of the Tenant at the Lease Commencement, regardless whether this occurs in one or several steps, who hold(s) individually or jointly at least a 25 percent share.

The Tenant shall also inform the Landlord without undue delay in writing of changes in respect of the trade licence or other circumstances which are relevant for this Agreement.

The Landlord is not entitled to terminate this Agreement for good cause in the event of a change in the corporate structure of the Tenant

18.3                         Sale of Business

In the event of a sale of the Tenant’s entire business or part thereof to an affiliated company of the Tenant within the meaning of § 15 et seq. of the German Stock Corporation Act (Aktiengesetz), this Agreement shall be transferred to the legal successor of the Tenant, without prior consent of the Landlord provided that a proper continuation of this Agreement is not jeopardised thereby. In the event of a sale of the Tenenat’s entire businesss or part thereof to a third party, this Agreement shall only be transferred to the legal successor of the Tenant, subject to the prior written consent of the Landlord, such consent shall not be unreasonably withheld.

18.4                           Tenant’s Transfer Prohibition

Unless otherwise agreed in this Agreement, the Tenant shall not be entitled to transfer any rights and obligations under this Agreement to third parties without the prior written consent of the Landlord, such consent not to be unreasonably withheld. In the event of a transfer of any rights and obligations under this Agreement to an affiliated company of the Tenant within the meaning of § 15 et seq. of the German Stock Corporation Act (Aktiengesetz), these rights and obligations shall be transferred without the prior consent of the Landlord. § 354a German Commercial Code (Handelsgesetzbuch) remains unaffected.

Section 19

Reconstruction Clause, Interruption of Operation

19.1                           Substantial Damage

If the Total Leased Area or the facilities in common use are completely or substantially destroyed or damaged by errors of design, fire, explosion, lightning, storm, force majeure, acts of war or other circumstances, this Agreement shall expire only after the Landlord has declared that he will not carry out a reconstruction. The Landlord will make a declaration in this regard to the Tenant within five months after the day of the damage. Before that point, there shall be no right of termination. Insofar as the permitted activities of the HTS and LTS Business regarding the damaged or destroyed Total Leased Area are no longer possible, the Tenant’s obligation to pay Rent and Service Charge shall be suspended as from the day following the damage. In the event of partial damage or destruction, the obligation to pay Rent and Service Charge shall be suspended on a pro-rated basis, insofar as the remainder of the Total Leased Area is usable by the Tenant. After reconstruction, the provisions in respect the payment of Rent and Service Charge shall apply mutatis mutandis.

19.2                           Interruptions

In the case of material interruptions in the operation of the Total Leased Area (including but not limited to a substantial interruption of utility supplies) - for any reason whatsoever - irrespective of the Landlord’s responsibility, the obligation to pay Rent and Service Charge shall be suspended for the time of interruption, provided, however, the time period is substantial.

19.3                           Damages

In the aforementioned cases the Tenant shall only be entitled to damages in accordance with Section 14.1.

Section 20

Miscellaneous

20.1                           Landlord’s Right of Transfer

The Landlord is entitled at any time to transfer its rights and obligations hereunder to an affiliated company, provided that a proper continuation of this Agreement is not jeopardised thereby. Affiliated company shall be any company affiliated with the Landlord within the meaning of § 15 et seq. of the German Stock Corporation Code. The Landlord is entitled without limitation to sell the Total Leased Area in its entirety or partially at any time. On the provision of notice of such legal succession to the Tenant the Landlord withdraws from all rights and obligations from the contractual relationship with the Tenant (releasing transfer of contract to a legal successor).

20.2                           Right of First Refusal I

In the event the Landlord should intend or plan to lease the Common Used Area and/or the Soley Used Area in its entirety or partially, the Landlord shall, prior to any approach to any third party, including without being limited to any broker or agent, and in each case be obliged to offer to lease such area to the Tenant pursuant to the following provisions:

a.               The Landlord shall provide a written offer to the Tenant covering the terms and conditions, in particular the price, under which the Landlord intends or plans to lease the respective area. The Tenant shall be entitled to accept the offer within 30 calendar days by a written letter of acceptance to the Landlord.

b.              The Tenant shall only be entitled to accept the offer with respect to the complete area.

c.               If the Tenant should not or not within the acceptance period accept the offer, the Landlord may lease the respective area to any third party provided that the terms and conditions of such sale are neither in the aggregate nor individually more favourably than the terms and conditions of the offer to the Tenant. However, the

Landlord shall not be entitled to lease any area to a competitor of the Tenant or its affiliates.

d.            The Right of First Refusal I shall revive if the respective area is not leased by the Landlord within six months after the rejection by the Tenant or the expiration of the acceptance period, whatever date occurs first.

20.3                           Right of First Refusal II

In the event the Landlord intends or plans to sell and transfer the Premises in its entirety or partially to any third party, the Landlord shall inform the Tenant accordingly and shall enter into negotiations with the Tenant upon the terms and conditions required by the Landlord. If the Tenant and the Landlord should not agree on the terms and conditions of a sale within 60 calendar days, the Landlord may sell and transfer the Premises or its respective part to any third party, provided that the terms and conditions of such sale are neither in the aggregate nor individually more favourably than the terms and conditions first set forth by the Landlord for the negotiations with the Tenant. However, the Landlord shall not be entitled to sell the Premises in its entirety or partially to a competitor of the Tenant or its affiliates.

Section 21

Non-Competition

The Landlord shall not lease the Common Used Area and / or the Soley Used Area to any competitor of the Tenant or its affiliates.

Section 22

Arbitration

All disputes arising in connection with this Agreement shall be finally settled according to the arbitration rules of the German Institution of Arbitration e. V. (DIS) (the “Rules”) without recourse to the ordinary courts of law according to the following provisions:

(1.)                               Each Party (“Requesting Party”) may, by written notice (the “Arbitration Request”) to the other Party (the “Other Party”), refer such dispute, difference or question to arbitration. The Arbitration Request shall set forth the nature of the dispute, the amount involved (if any), the remedy sought, and the name and address of the Requesting Party’s arbitrator.

(2.)                               The arbitral tribunal shall consist of three arbitrators, one appointed by the Requesting Party in the Arbitration Request and one appointed by the Other Party in writing to the Requesting Party within sixty (60) days of the date of receipt of the Arbitration Request. The arbitrators so selected shall, within sixty (60) days of the date of appointment of the second arbitrator, agree on a third arbitrator. If any of the arbitrators shall not be appointed within the time limits specified above, such arbitrator shall be appointed by the President of the Frankfurt/Main Chamber of Commerce at the written request of either party.

(3.)                               The arbitration proceedings shall be held in English. The place of arbitration shall be Frankfurt am Main/Germany. In the event of any conflict between the Rules and this Agreement, the provisions of this Agreement shall govern.

Section 23

Final Provisions

23.1                           Savings Clause

The validity of this Agreement shall not be affected by the invalidity of individual provisions nor by contractual gaps. An invalid provision or a gap shall be replaced or filled by a valid provision which corresponds as far as possible to the meaning and purpose of the cancelled provision or of the remaining provisions hereof.

23.2                           Written Form

Agreements, declarations and representations (Zusicherungen) of any kind whatsoever which concern this Agreement or the Total Leased Area or other supplements, amendments, rescissions, prolongations or additions of this Agreement shall only be valid if made in writing (excluding telex, fax, or other electronic communication) and signed in a legally binding manner by the Landlord and the

Tenant. This applies also with respect to a change or rescission of this written form requirement itself.

23.3                           Statutory Requirements

The contracting parties are aware of the particular statutory requirements under §§ 550, 126 German Civil Code (Bürgerliches Gesetzbuch) concerning written form. They hereby undertake at any time and on demand of one of the parties to carry out all acts and to make all declarations which are required in order to satisfy the statutory requirements for written form, and not to terminate this Agreement prematurely by relying on a possible non-compliance with the statutory written form. This applies not only for the conclusion of this Agreement but also for possible contracts containing supplements, rescissions, amendments, prolongations and additions.

23.4                           Annexes

This Agreement contains an Annex. This Annex forms an essential part of this Agreement and is binding upon both parties. In case of discrepancies between the Agreement and the Annex, the provisions of this Agreement shall prevail.

23.5                           Counterparts

This Agreement is executed in two originals, one for the Landlord and one for the Tenant.

23.6                           Governing Law, Contract Language

The Parties hereby agree that this Agreement and the respective rights, duties and obligations of the Parties hereunder, shall be governed by an construed in accordance with the laws of the Federal Republic of Germany, without giving effect to the principles of conflicts of laws.

The Parties agree that the relevant contractual language shall be English.

23.7                           Place of performance and place of jurisdiction

Not regarding Section 22 (Arbitration), the place of performance and the place of jurisdiction for all obligations arising out of this agreement shall be Hanau, Germany.

Hanau, this 30th day of June 2003

/s/ Andrea Bauer /s/ Paul Reinhard	/s/ Victor Ringeisen /s/ Gerhard Ruth
Landlord	Tenant

Represented by	Represented by

Annex 1

Building Plans

(Translated from German)

Supplementary agreement to the lease

between

Vacuumschmelze GmbH & Co. KG

and

Advanced Superconductors Project Hanau GmbH & Co. K

dated June 30, 2003

Hanau, March 19, 2007

The following amendments to §1 and §4 of the aforementioned contract are hereby agreed upon between the contractual parties:

1. Amendment to the total rental area (§1)

Reduction in rental area

Site (Former designation)	Area in m2
Bldg. 301 corridor 2 VI	14.84
Total reduction	14.84

The rented area (“leased area”) shall thereby be reduced from 5,751 m2 to 5,736 m2 effective April  1, 2007.

2. Change of the mutually used areas

Reduction in mutually used areas

Site (Former designation)	Area in m2
Bldg. 301 corridor 3 G1	45.16
Bldg. 301 corridor 3 G2	30.99
Bldg. 301 corridor 3 G3	4.45
Bldg. 301 corridor 3 G4	9.23
Total reduction in jointly used areas	89.83

3. Amendment of the layouts

The layouts according to Attachment 1 (“building plans”) of the lease of June 30, 2003, shall be amended as indicated below and become a component of the lease as Attachment 1 of this supplementary agreement:

Location	Old drawing	New drawing
Bldg. 301 corridor 2 V1	3012 - 05a dated 10/30/02	301.2
Bldg. 301 corridor 3 G1	3013 - 04 dated 10/30/02	301.3
Bldg. 301 corridor 3 G2	3013 - 04 dated 10/30/02	301.3
Bldg. 301 corridor 3 G3	3013 - 04 dated 10/30/02	301.3
Bldg. 301 corridor 3 G4	3013 - 04 dated 10/30/02	301.3

1

Additional agreement to the lease

between

Vacuumschmelze GmbH & Co. KG

and

Advanced Superconductors Project Hanau GmbH & Co. K

dated June 30, 2003

Hanau, March 19, 2007

4. Rental change (§ 4)

The rent shall be reduced by €81.62 (14.84 m2 X €5.50) as of April 1, 2007

The total monthly rent shall be reduced from €32,529.50 to €32,447.88 as of April 1, 2007.

5. Amendment to Section 6, Paragraph 6.9 Value Added Tax

The contractual parties agree to the following supplement to Section 6, Paragraph 6.9, Value Added Tax to the lease of 06/20/2006:

The landlord is registered at the tax office at Hanau under Tax ID No. 022 377 00076

The tenant is registered at the tax office at Hanau under Tax ID No. 022 315 60388

6. The agreed upon changes under 1 through 5 are components of the lease dated June 30, 2003. All further conditions of the lease remain unchanged.

Vacuumschmelze GmbH & Co. KG	European Advanced Superconductors
GmbH & Co. KG

/s/ Paul Reinhard	/s/ Burkhard Prause
/s/ Peter Unvericht

Appendix 2: 5 Layouts

2

VAC

VACUUMSCHMELZE

European Advanced Superconductors GmbH& Co. KG

Dr. Burkhard Prause

Mr. Peter Unvericht

Ehrichstrasse 10

63450 Hanau

Your reference	Your message of	Our reference	Hanau, Grüner Weg 37
		K-HT / PR	12/19/2006

Lease agreement

Lease extension

Dear Dr. Prause,

Dear Mr. Unvericht,

With your written declaration of 10/31/06, you noted the contractually fixed option of another extension of our lease. The tenancy is thereby extended until 12/31/2012.

In accordance with §3.1.2, an adjustment of the rent is foreseen with each extension of the lease. With reference to the constantly escalating costs, we cannot avoid making an adjustment to the rent from 5.50 euros per m2 + value added tax to 5.85 euros/m2 + value added tax. This rent shall apply effective January 1, 2008. [handwritten: = 6.4%]

We still ask for your understanding that, at the present time to the best of our ability, we cannot arrange a renewed option for another 5 year extension after 12/31/2012. This also applies to an extension of period of notification from 12 to 24 months.

Of course, we are quite prepared to take up these topics again “closer to the date” and then find a solution that is satisfactory for both parties.

Yours truly,

VACUUMSCHMELZE GmbH & Co. KG

Andreas Bauer	Paul Reinhard
CFO Vac Group	Vice President
Business Administration

VACUUMSCHMELZE GmbH & Co. KG		Personally liable partner:		Chief executive:
Grüner Weg 97	D-63450 Hanau	VAC Finanzierung GmbH		Dr. Hartmut Eisele
PO Box 22 53	D-63412 Hanau	HDQ: Hanau
Phone: switchboard ++ 49/6181-38-0		Registry court Hanau HRB 91707
http://www.vanuumschmelze.com

Legal form: GmbH & Co. KG		Operator:
Headquarters: Hanau		Phone	++49/6181 - 38 -
Registry court Hanau HRA 5479		Fax	++49/6181 - 38 -
E-Mail

EAS	European Advanced Superconductors GmbH & Co. KG

EAS GmbH & Co KG Ehrichstraße 10, 83450 Hanau, Germany   COPY

Vacuumschmelze GmbH & Co. KG

Mr. Paul Reinhard

by in-house mail

Your reference	Your message of:	Our reference	Hanau, Ehrichstraße 10
		Unv	10/31/2006

Lease Agreement /

Extension of the lease through 12/31/2012

Dear Mr. Reinhard,

in accordance with the contractual regulations of our lease (Section 3.1.2), EAS has the option of extending the lease by an additional 5 years until 12/31/2012 by so declaring in due time (an “Extended Term”).

We hereby declare in due time that we shall invoke this option and thereby want to continue our tenancy until 12/31/2012.

The contract furthermore provides that the tenancy shall be extended after 12/31/2012 by an additional 3 years in each case if not terminated by a contracting party at the end of the respective period of extension with an advance notification period of 12 months.

The strategic orientation of EAS emanates from its long-term stay at the present location, combined with further, steady investments into the production and construction of a new production technology, whose spatial and environmentally relevant requirements we are already discussing with your company.

Given this background, we request that you check whether or not we could amend the current contractual agreements to the effect that a renewed extension by a further 5 years within the meaning an “extended term” could be added after the rental period, which has now been extended to 12/31/2012.

Should you not be able to agree to such a change, then we propose at least increasing the notification period for cancelation from 12 months to 24 months since, according to our current knowledge, we can no longer assume that we will be able to find a new location and within 12 months and make the move in this

European Advanced Superconductors GmbH & Co. KG Ehrichstraße 10 D 63450 Hanau Phone switchboard ++496181 4384-4100	Personally liable partner: European Advanced Superconductors Verwaltungs GmbH HDQ: Hanau Court registry Hanau HRB 7581	Compiler: Peter Unvericht Phone ++ 496181 4384 - 4138 Fax: ++ 496181 4384-4445 e-mail: Peter.Unvericht@ advancedsupercon.com

Legal format GmbH & Co. KG
HDQ Hanau	Chief corporate officers
Registry-court Hanau HRA 5715	Dr. Burkhard Prause, Dr. Tony Keller, Jörg Laukien,

time without drastically affecting our delivery ability as well as our general functional ability.

We would welcome it very much if you could agree to a contractual amendment and anticipate your quick reply.

Yours truly,

European Advanced Superconductors GmbH & Co. KG

/s/ Burkhard Prause	/s/ Peter Unvericht

Dr. Burkhard Prause	Peter Unvericht
Manager	Commercial Director

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